Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ONCOBIOLOGICS, INC.

Lawrence A. Kenyon hereby certifies that:

ONE:     He is the duly appointed and acting Chief Executive Officer and Chief Financial Officer of Oncobiologics, Inc.

TWO:     The name of this Company is Oncobiologics, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 22, 2015.

THREE: The Amended and Restated Certificate of Incorporation of the Company is hereby amended to change the name of the Company from Oncobiologics, Inc. to Outlook Therapeutics, Inc., so that Article I of the Amended and Restated Certificate of Incorporation is hereby amended, and restated in its entirety, to read as follows:

“ARTICLE I.

The name of this corporation is Outlook Therapeutics, Inc. (the “Company”).

The foregoing Certificate of Amendment has been duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed at Cranbury, New Jersey, on November 30, 2018.

By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Executive Officer and Chief Financial Officer